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                                                                    EXHIBIT 99.1



JULY 03, 2002

            WILLIAMS TO SELL KANSAS GATHERING SYSTEM FOR $100 MILLION

       PENDING SALE IS PROGRESS IN WILLIAMS' FINANCIAL STRENGTHENING PLAN

TULSA, OKLA. -- Williams (NYSE:WMB) has signed a letter of intent to sell its Kansas Hugoton natural gas gathering system for $100 million in cash to FrontStreet Hugoton LLC, an affiliate of FrontStreet Partners, LLC. The sale price will be subject to certain post-closing adjustments.

Expected to close by July 31, the sale is part of Williams' plan to strengthen its balance sheet and more tightly focus its portfolio of energy businesses.

"The sale will help us focus our midstream operations in our core growth areas in Wyoming, the San Juan Basin, and the Gulf Coast, particularly the deepwater Gulf of Mexico," Phil Wright, president and CEO, Williams' energy services unit, said. "In fact, we're one of the largest independent service providers in the Gulf, where we help our customers move their production from the deepwater to markets onshore."

Williams' Wyoming and San Juan Basin gathering and processing assets are strategically positioned in the area the energy industry calls America's "next great hope" for domestic natural gas supply.

Extending over seven counties in southwest Kansas, the Hugoton natural gas gathering system comprises more than 1,800 miles of gathering lines, ranging from 2-inches to 30-inches in diameter, with approximately 55,000 horsepower of compression. BP America Production Company operates the system.

Asset sales are part of Williams' overall plan that is designed to create a net $8 billion improvement in the company's finances in the next year. To date, Williams has made nearly $5 billion in progress on its plan to improve its finances.

"We are pleased to acquire this outstanding gathering system from Williams and look forward to forging close ties with BP in its role as system operator, as well as with all other users of the system," David Crikelair, general partner, FrontStreet Partners, said.


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About Williams (NYSE: WMB)

Williams moves, manages and markets a variety of energy products, including natural gas, liquid hydrocarbons, petroleum and electricity. Based in Tulsa, Okla., Williams' operations span the energy value chain from wellhead to burner tip. Company information is available at www.williams.com.

About FrontStreet Hugoton LLC

FrontStreet Hugoton is an affiliate of FrontStreet Partners, LLC, a private investment firm specializing in energy consulting and investment services with offices in Darien, Conn., and Houston, Texas. Information about FrontStreet Partners is available at www.frontstreetpartners.com.

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Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.

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CONTACT INFORMATION:
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
            Carol Ward       Williams Media Relations     (918) 573-5665       carol.ward@williams.com
          Jay Henderson     Williams Investor Relations   (918) 573-3879      jay.henderson@williams.com
          Richard George    Williams Investor Relations   (918) 573-3679     richard.george@williams.com
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